Exhibit 99
Sandy Spring Bancorp, Inc.
Communications Provided to Shareholders
In Connection with Distribution of Proxy Materials and Annual Report on Form 10-K
Forward-Looking Statements Sandy Spring Bancorp makes forward-looking statements in the following “Textual Material Provided to Shareholders” and “Important Additional Information” that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits assessments of market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management’s estimates and projections of future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp’s actual future results may differ materially from those indicated. In addition, the Company’s past results of operations do not necessarily indicate its future results.
TEXTUAL MATERIAL PROVIDED TO SHAREHOLDERS
From the beginning, Sandy Spring Bank has approached the concept of community banking strategically—with an eye toward value and shareholder return. Our founding base, the state of Maryland, ranks first in the country for professional and technical occupations, and second for median household income. In this environment, Sandy Spring Bank continues to serve the most affluent counties.
FINANCIAL HIGHLIGHTS
For the year ending December 31, 2006, Sandy Spring Bancorp, Inc. posted net income of $32.9 million, the second highest in its history and just slightly behind 2005’s record year of $33.1 million. Average loans and leases grew by 16% over 2005, which contributed to a $6.6 million, or 7%, increase in net interest income through a lower net interest margin. Return on average stockholders’ equity and return on average assets for 2006 were 14.33% and 1.28% respectively compared to 16.21% and 1.41% for the prior year.
Excluding the effect of net securities gains of $3.3 million in 2005, noninterest income (on a non-GAAP basis) increased by $5.2 million or 16% in 2006 due to increases in virtually every business line. Trust and investment management fees increased 75% from growth in trust assets under management and the acquisition of West Financial Services in the fourth quarter of 2005. Fees on sales of investment products increased 40% over the prior year due to increased sales volumes.
In the fourth quarter of 2006, Sandy Spring Bancorp announced two acquisitions: Potomac Bank of Virginia in Fairfax and CN Bancorp, Inc. in Glen Burnie, Maryland, the holding company for County National Bank. The addition of County National will augment Sandy Spring Bank’s presence along the Baltimore-Annapolis corridor in Anne Arundel County. With its location in Fairfax County, Potomac Bank of Virginia offers a strategic introduction into the prosperous Northern Virginia market. Both banks maintain outstanding asset quality and complement Sandy Spring Bank’s client service and credit cultures.
EXPANDING ACCESS, TAPPING TECHNOLOGY
You don’t have to go to a big institution to take advantage of banking’s full potential. All of the technology and services you need can be found at Sandy Spring Bank. What’s missing? The impersonal feel of being just a number.
After adding free access to more than 32,000 ATMs nationwide, Sandy Spring Bank went even further to enhance client convenience and access in 2006. Products were repackaged to more closely match client needs, an effort that also facilitated cross-selling for bank staff. An aggressive time deposit campaign addressed today’s challenging conditions for deposit growth. In response to another emerging need, Sandy Spring Bank forged relationships with insurance and health care providers to administer health savings accounts.
But perhaps most importantly, Sandy Spring Bank continued to respond to market demand for out-of-branch interaction through enhanced electronic delivery channels. This included an online consumer loan application system, which has increased client convenience and decreased the time between application and notification to a maximum of 24 hours. Internally, new technology and processes have enabled Sandy Spring to take advantage of

Check 21, and generate operational benefits to the client experience. Finally, Sandy Spring Bank planted technological seeds for the year ahead, including investments to support online account opening, remote deposit capture and a new wire transfer system.
THE DIFFERENCE OF CLIENT FOCUSED SERVICE
From the credentials and training of employees to the expertise and attention given to clients, service is truly where Sandy Spring Bank shows its independence. Here, clients get the best of both worlds: Big bank products and convenience delivered by local leadership and a personal, community bank touch.
In 2006, Sandy Spring Bank maintained a competitive advantage through its approach to service: attentive, individual and always focused on the client. For retail clients, this entailed differentiating via value, not price, to seven targeted segments. Commercial clients receive a prompt turnaround on loan requests working directly with a Relationship Manager for their needs—all part of a philosophy that shows that Sandy Spring Bank takes its clients’ businesses as seriously as its own.
Such results are made possible through attracting and retaining superior people, and cultivating their talents with employee development programs. In 2006, this included intense relationship and credit training through partnerships with industry leaders such as RMA® and Cohen Brown Management Group, Inc. All of this training has been delivered in a coaching environment that’s proven effective for retention.
The foundation of service excellence starts at the top of the Sandy Spring organization with its Board of Directors and Executive Leadership Team. As an independent company, all decisions are made locally by highly qualified, professionals. Sandy Spring managers are able to interact with their leaders to bring the best solution possible to their employee teams and ultimately, the client.
Letter from Hunter R. Hollar
President and Chief Executive Officer
What does a company celebrating 139 years in business have to say about the future? In a word, potential. As each year passes, we show what we are capable of — and what you can expect from us — strong and consistent performance. We continue to prove, time and again, that we are able to succeed by offering a solid network of retail and commercial resources to a community that is rapidly becoming one of America’s most lucrative markets. Our accomplishments in 2006 clearly bear this out.
With the strategic acquisitions of CN Bancorp, Inc. and Potomac Bank of Virginia, we are adding the strengths of two high quality organizations to our own, creating a broader footprint that spans the greater Baltimore/Washington area. We have also expanded in key markets through the addition of two de novo branches in Frederick and Silver Spring, Maryland.
Average loans and leases grew by 16% in 2006, while maintaining our customary high asset quality, a hallmark of Sandy Spring. The acquisition of West Financial Services in late 2005 contributed to a 75% increase in asset management fees, while insurance agency revenues increased 22%. Last year, I spoke of changing our investment sales strategy from transactional to relationship-based, creating a stream of recurring fee income. In 2006, fees from investment sales increased 40% demonstrating our success in building trust with our investment clients. At year end, the Sandy Spring organization had over $1.6 billion in assets under management.
It is often noted that building client relationships is at the heart of our strategy, and having a thorough understanding of our clients’ needs has been pivotal to our success. With this in mind, we redesigned several of our offerings in 2006 and bundled them into product lines targeted to every stage of life. Although we serve a diverse community comprised of small businesses, individuals and families, our clients have a common desire for a full range of products and services supported by a local presence and attentive, personal service.
“Exceptional service” are not just words at Sandy Spring. We use independent market research to measure service levels and ensure our good intentions drive performance. This research shows that Sandy Spring Bank delivers higher levels of service than other major competitors in our market1. Another study shows Sandy Spring clients are significantly more inclined to recommend our services to friends and associates.2 We are capitalizing on this research investment through a new Send-A-Friend referral program launched in the third quarter.
We are also continuing to invest in our employees. Uncommon in the industry, we have Certified Financial Planners™ and licensed professionals working throughout our network of community offices to serve clients. Our investment in training pays off through a staff turnover rate that’s lower than the industry average enhancing our ability to present a professional, friendly face that is responsive to our clients.
As for 2007, recent consolidations in banking will make Sandy Spring Bank the second largest publicly traded bank based in Maryland, and make our local decision-making even more distinctive. True to our roots, we plan to strengthen our community focus by adding an advisory board for Northern Virginia and seeking intentional, logical opportunities to fill in our footprint through acquisition and opening new offices where they best serve client needs. Planned investments in marketing and technology upgrades may impact earnings for a short time. These outlays are carefully considered to ensure our competitive position.
Our plan for growth will be more aggressive in the coming years. We will face this challenge as we’ve done from the beginning, by meeting market conditions head-on with creative thinking and strategic execution. Sandy Spring is poised for an exciting time ahead, and through consistent, client-focused growth we will realize our potential.
Hunter R. Hollar
President and Chief Executive Officer

[1]	Study by Datatron, Inc. completed January 2006.

[2]	Study by Bancography, Inc. completed January 2006.
IMPORTANT ADDITIONAL INFORMATION
On February 15, 2007, Bancorp completed its acquisition of Potomac Bank of Virginia. The transaction was structured as a merger of Potomac Bank with and into Sandy Spring Bank, which is the surviving bank in the merger. The shareholders of Potomac Bank received an aggregate of 887,146 shares of Sandy Spring Bancorp common stock and an aggregate of $31,410,436.50 in cash as a result of the merger of Potomac Bank into Sandy Spring Bank.
We expect to complete the CN Bancorp merger in the second quarter of 2007. However, we cannot assure you when or if the merger will occur. Stockholders of CN Bancorp holding at least 80% of the outstanding shares of CN Bancorp common stock must first approve the merger agreement and the merger at the special meeting and we must obtain the necessary regulatory consents and approvals.
Sandy Spring Bancorp, Inc. has filed a registration statement with the SEC relating to the proposed merger transaction with CN Bancorp referred to above. A proxy statement/prospectus relating to that transaction will be distributed to shareholders of CN Bancorp after the registration statement has become effective. We urge investors to read the proxy-statement/prospectus and other documents filed and to be filed with the SEC in connection with the transaction or incorporated by reference in the proxy statement/prospectus, because they have contained or will contain important information. Investors may obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by Sandy spring Bancorp, Inc. will be available free of charge from Shareholder Relations at 301-570-8338.
The directors, executive officers, and certain other members of management and employees of CN Bancorp are participants in the solicitation of proxies in favor of the transaction from the shareholders of CN Bancorp. Information about the directors and executive officers of CN Bancorp is included in its Annual Report on Form 10-KSB for the year ended December 31, 2006. Additional information regarding the interest of such participants will be included in the proxy statement/prospectus and other relevant documents filed with the SEC.
The securities described in the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This Exhibit 99 shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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